Exhibit 10.1

SEPARATION AGREEMENT AND FULL RELEASE OF CLAIMS

    THIS SEPARATION AGREEMENTAND FULL RELEASE OF CLAIMS (this"Agreement") is effective as of eight days after signature (the "Effective Date"), by and between Mark Scott, an individual ("Executive"), and WESTMOUNTAIN GOLD, INC., a Colorado corporation (the "Company").

RECITALS

A.      Executive is currently employed as the Chief Financial Officer of the Company pursuant to that certain Employment Agreement by and between the Company and Executive dated April 9, 2011 ("Employment Agreement").

B.      The parties mutually agree that it is in their respective best interests to bring their employment relationship to an end on an amicable basis on December 31, 2013. Executive agrees to complete the list outlined below including the filing of the Company's SEC Form 10-K for the annual period ended October 31, 2013 the preparation of the 2013 tax returns and excluding any work on Registration Statements:

    1. 10-K drafting and filing (filing contingent upon the Company funding of auditors, lawyers, etc.).
    2. Provide general assistance/information for the S1 as needed (to the extent the information is included in the 10K or general advice).
    3. Provide introduction to and transfer key contacts to Company.
    4. Provide all SEC filing codes/passwords to Company.
    5. Provide all financial records to company.

AGREEMENTS

    In consideration of the premises and the covenants, agreements, representations, and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto wish to supersede all prior agreements and hereby agree as follows:

       Section 1. Resignations. By execution of this Agreement, Executive hereby agrees to resign as an officer and employee of the Company and all of its subsidiaries and affiliates effective December 31, 2013.

                                     a.   Salary. Executive's salary for the through December 31, 2013 remains at $96,000 per year. Executive is no longer eligible for any bonuses as of December 31, 2013. Executive stops accruing vacation on December 31, 2013.

         b.   Executive's vacation time is expected to be used by December 31, 2013.

Section 2. Separation. In complete and full satisfaction of all obligations owed to Executive by the Company, including, but not limited to, all claims to compensation, severance, benefits , or equity from or in the Company or its successors and assigns (collectively , the "Company Agents") , the parties agree to the following:

                (a)   Severance Payments. Provided Executive does not revoke this Agreement pursuant to the Limited Right to Revoke contained herein, the Company will agrees to issue 96,000 shares of Company common stock within 30 days of the signing of this Agreement.

                (b)   Accrued Salary and Benefits. The Company agrees to pay $48,000 in accrued and unpaid salary and unpaid expenses of approximately $4,500 by December 31, 2013 or when financing complete out of funds (but no later than March 31, 2014) received from gold sales or other equity and debt financing, in full satisfaction of any and all accrued but unpaid salary and expenses. The Company agrees to provide medical and dental insurance consistent with all employees.

            (c)   Accrued Stock Incentives. Executive is to be issued 63,000 shares of Company common stock within eight days of the signing of this Agreement. Executive acknowledges that he remains subject to the Company's Insider Trading Policy, as amended from time to time as long as he is an affiliate of the Company.

            (d)  Accrued Compensation for 2013. Executive is to be granted accrued compensation for 2013 consistent with other executives.

            (e)  Legal Opinions. The Company agrees to consent to legal opinions related to removing legends for the certificates of the Executive. The Company agrees to sign the consent for the legal opinion dated October 28, 2013 with th e signing of this Agreement.

           (f)  Executive shall be solely responsible for the reporting and payment of any state, local and/or federal income tax, if any, on any of the amounts paid or benefits provided pursuant to this Agreement. For tax purposes, Executive agrees to assume all liability for taxes and any costs, fees, interest, assessments, or penalties, due to any determination that Executive has mischaracterized these payments. Company makes no representations whatsoever as to the taxability of the settlement sum or any portion thereof.

Section 3. Waiver of Severance or Continuing Benefits. Other than as provided for in this Agreement, Executive waives any right to severance or any other benefits provided for under the terms of the Employment Agreement in connection with or as a result of the termination of his employment and other positions with the Company, for any reasons thereunder, and agrees that he is only entitled to the payments and other separation benefits provided herein. Executive waives and acknowledges that he is not entitled to any future continuing health or other benefits (except as may be required by applicable law).

Section 4. Consulting Arrangement. The Company may engage Executive following the Effective Date and on a prepaid basis, Executive may serve the Company in a consulting capacity at the rate of $4,000 per month and providing family medical insurance. To this end, Executive will, among other matters requested by the Company, assist with the preparation and filing of certain US Securities and Exchange Commission reports (Excluding Registration Statements) and statements and assist with certain of the Company's ongoing business matters. At the Company's request and discretion, Executive's consulting services will be performed at any of the Company's offices or remotely. Executive warrants to the Company that any consulting services provided by Executive to the Company under this Agreement will be performed in a professional and workmanlike manner. Notwithstanding any provision hereof, for all purposes of this Agreement each party will be and act as an independent contractor and not as partner, joint venturer, or agent of the other and will not bind nor attempt to bind the other to any contract. Executive will be an independent contractor and is solely responsible for all taxes, withholdings, and other statutory or contractual obligations of any sort. Any travel, accommodation and out-of-pocket expenses associated with providing requested consulting services and which are approved in advance by the Company will be paid for directly by the Company. The Company may terminate the consulting services with Executive with thirty days advance notice, in which case the Company would only be required to pay Executive for hours worked through the date of termination and no further consulting payments will be owed. The Company shall indemnify Executive if Executive is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that Executive is or was a consultant of the Company, or any subsidiary of the Company, by reason of any action or inaction on the part of Executive while a consultant if Executive acted in good faith and in a manner Executive reasonably believed to be in or not opposed to the best interests of the Company, that Executive was not in material breach of this Agreement and, with respect to any criminal action or proceeding, had no reasonable cause to believe Executive's conduct was unlawful. Notwithstanding the foregoing, Company acknowledges that Executive anticipates seeking full-time employment with another employer. The parties agree to coordinate in good faith in allowing Executive to provide the services set forth in this Section 4 and the discharge by Executive of such duties as he may have to a new employer.

Section 5. Release by Executive. Executive will forever release for himself, his marital community, and his respective heirs and/or assigns (the "Executive Parties"), the Company and any and all of its parents, subsidiaries, directors, officers, employees, equity holders, agents, representatives, attorneys, insurers, predecessors, successors, and assigns (collectively, the "Company Parties"), from ANY AND ALL RIGHTS, CLAIMS, DEMANDS, CAUSES OF ACTION, OBLIGATIONS, DAMAGES, PENALTIES, FEES, COSTS, EXPENSES, AND LIABILITIES, OF ANY NATURE WHATSOEVER, WIDCH HE HAS, HAD, OR MAY HAVE AGAINST THE COMPANY OR ANY OR ALL OF THE COMPANY PARTIES IN CONNECTION WITH ANY CAUSE OR MATTER WHATSOEVER, WHETHER KNOWN OR UNKNOWN TO THE PARTIES AT THE DATE OF THIS AGREEMENT AND INCLUDING, WITHOUT LIMITATION, ALL MATTERS RELATED TO EXECUTIVE'S EMPLOYMENT AGREEMENT AND HIS EMPLOYMENT WITH THE COMPANY AND THE TERMINATION OF HIS EMPLOYMENT.

By signing this Agreement, Executive agrees to FULLY WAIVE AND RELEASE ALL CLAIMS arising out of, or relating to, his employment with the Company, his termination from employment with the Company, or his resignation of any position as officer of the Company, WITH RESPECT TO, any claim or other proceeding arising under:

●	The Civil Rights Act of 1866 ("Section 1981");
●	Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991 ("Title VII");
●	The Americans with Disabilities Act ("ADA"); The Age Discrimination in Employment Act ("ADEA'');
●	The Labor Management Relations Act ("LMRA");
●	The National Labor Relations Act ("NLRA");
●	The Fair Labor Standards Act ("FLSA");
●	The Family and Medical Leave Act of 1993 ("FMLA");
●	The California Civil Rights Act;
●	The California Employment Protection Act;
●	Any common law or statutory cause of action arising out of Executive's employment or termination of employment with the Company; and/or
●	Any common law or statutory cause of action arising out of Executive's resignation of any position as an officer of the Company.

This Agreement completely bars any action or suit before any court, arbitral, or administrative body with respect to any claim under federal, state, local, or other law relating to this Agreement or to Executive's employment and/or termination of employment with the Company or its predecessors, subsidiaries, successors, or assigns.

The foregoing release shall NOT operate to release, waive, or otherwise impair (i) any right to indemnification by the Company that Executive may have pursuant to the Company's current Certificate of Incorporation or Bylaws or as otherwise provided by applicable law; (ii) any right to coverage or protection under any Directors & Officers Liability Insurance Policy maintained by the Company relating to the period of Executive's employment; (iii) any claims, rights, or remedies arising from the obligations of the Company under this Agreement; (iv) any claims, rights, or remedies that Executive may have and which may not be released or waived under applicable law or (v) any right to participate in any Equal Employment Opportunity Commission ("EEOC") or other federal, state, or local agency investigation, hearing, or proceeding or to file a charge before the EEOC, but Executive waives any right to recover any sum from the Company in connection with any such charge, investigation, hearing, or proceeding.

 Section 6. Confidentiality and Non-Disclosure. Executive recognizes and acknowledges that the Company's trade secrets, proprietary information, and know-how (including, without limitation, any information, materials, records, financial statements, or books provided to Executive during the term of his employment), as they may exist from time to time ("Confidential Information"), to which he has had access to and Knowledge of, are valuable, special, and unique assets of the Company's business. Executive will not , in whole or in part, disclose such Confidential Information to any party for any reason or purpose whatsoever , at any time, nor will Executive make use of any such Confidential Information for his own purposes or for the benefit of any third party under any circumstances; provided, that these restrictions will not apply to such Confidential Information which is in the public domain (provided that Executive was not responsible, directly or indirectly, for such dissemination into the public domain). Executive will use his best efforts to cause all persons or entities to whom any Confidential Information may be permissibly disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby .

Section 7. Non-Solicitation. For a period of 24 months (which time period will be tolled during any breach of this Section 7) after the Effective Date, Executive will not , directly or indirectly, on behalf of himself or any person or entity, solicit, induce, or encourage (or attempt to solicit, induce, or encourage) any (i) business relationship to cease doing business with the Company, or otherwise interfere with any business relationship; or (ii) person to leave the employ of the Company except for Janette Frohning, whether or not for purposes of obtaining employment with another person or entity, or otherwise interfere in any way with the relationship between the Company and any such person(s). The Company acknowledges that many suppliers of the Company have done business with Executive previously and these suppliers will decide to provide future services to the Company.

Section 8. Return of Company Property. Except for any document or report prepared by or in connection with Executive that Executive must retain for professional responsibility purposes and that is first presented to the Chief Executive Officer of the Company, Executive hereby agrees that he will immediately return all property in his possession or control belonging to the Company and all copies thereof. The Executive is allowed to keep all computer equipment in his possession.

Section 9. Public Statements. Executive and the Company will refrain from making any public statements or comments, whether orally, in writing, or transmitted electronically, about, concerning , or in any way related to the other party that may , directly or indirectly , have a material adverse effect upon the other party 's business , prospects, reputation, or goodwill. Without limiting the generality of the foregoing, Executive agrees not to make any public statements or comments about the Company or its products or services, whether on or of the record, and whether orally, in writing, or transmitted electronically, without the prior approval of the Company's Chief Executive Officer and the Company agrees not to make any public statements or comments about Executive or his immediate family, without the prior approval of Executive. Notwithstanding the foregoing, these restrictions shall not apply to any information that the parties are required to disclose in connection with any legal or regulatory proceedings .

Section 10. Disparaging Comments. Executive will refrain from making any disparaging comments, either directly or indirectly, about or in any way related to the Company or the Company Agents, including, without limitation , the Company's business or the Company's prospects, either publicly or privately provided, further, these restrictions shall not apply to any information that Executive is required to disclose in connection with any legal or regulatory proceedings. Similarly, the Company will refrain from making any disparaging comments, either directly or indirectly, about or in any way related to Executive or his immediate family, either publicly or privately.

Section 11. Cooperation. Executive agrees to fully cooperate with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with any third party. Executive understands and agrees that his cooperation may include, but is not limited to, making himself available to the Company upon reasonable notice for interviews and factual investigations; appearing at Company's request to give testimony without requiring service of a subpoena or other legal process; volunteering to give Company pertinent information; and turning over to Company all relevant documents which are or may come into his possession, all at times and on schedules that are reasonably consistent with my other permitted activities and commitments.

Section 12. Acknowledgments. The parties, by their execution of this Agreement, affirm that the following statements are true:

          (a) The parties have been given the opportunity to, and have, read this entire Agreement, and have had all questions regarding its meaning answered to their satisfaction;

         (b) This Agreement is written in a manner understood by the parties, and they fully understand its content, and understand that it is a WAIVER AND RELEASE OF CLAIMS, as specified herein. Executive expressly understands this WAIVER AND RELEASE OF CLAIMS includes his existing rights or claims under the ADEA, Section 1981, Title VII, and the California Civil Rights Acts;

        (c) Each party represents and warrants that it/he has thoroughly discussed all aspects of this Agreement with counsel of his/its choosing, and that he/it has carefully read and fully understands all of the provisions of this Agreement, including the fact that he/it is releasing certain claims and potential claims against the other party and certain additional releases all as more specifically set forth herein, and that he/it is entering into this Agreement without coercion and with full knowledge of its significance and the legal consequences thereof. Executive represents and warrants that as part of this Agreement, he is releasing and waiving any claims he believes. he may have under the ADEA; by any party;

        (d) This Agreement is not to be construed as an admission of liability

       (e) Except as provided herein, Executive acknowledges that the Company has paid all wages and other amounts owed to him as a result of his employment by the Company and that he is due no additional compensation for services rendered or reimbursement for expenses incurred; and

        (f) A copy of this Agreement was delivered to Executive on November __, 2013. Executive is advised that he has 21 days from the date he is presented with this Agreement to consider this Agreement. If Executive executes this Agreement before the expiration of 21 days, he acknowledges that he has done so for the purpose of expediting the payment of the consideration provided for herein, and that he has expressly waived his right to take 21 days to consider this Agreement. Executive has the right to revoke this agreement within 7 days of signature, as detailed below.

    Section 13. Arbitration. Reserving to the parties the right to seek enforcement of this Agreement, where appropriate, through injunctive relief, any controversy , dispute, or claim arising out of or relating to this Agreement or any breach of it ("Claims"), will be resolved by binding arbitration in Seattle, Washington, in accordance with the Employment Dispute Resolution Procedures of the American Arbitration Association ("AAA"). The Claims covered by this Agreement include claims for wages and other compensation, claims for breach of contract (express or implied), tort claims, claims for discrimination or harassment (including, but not limited to, race, sex, sexual orientation, religion, national origin, age, material status, medical condition, and disability), and claims for violation of any federal, state, or other government law, statute, regulation, or ordinance. If the parties cannot agree on an arbitrator within 30 days of the demand for arbitration, the parties will follow the AAA's arbitrator selection procedures. Except as otherwise required by law, the decision of the arbitrator will be binding and conclusive on the parties. Judgment upon the award rendered by the arbitrator may be entered in any court having proper jurisdiction. Each of the parties will bear its or his own attorneys' fees and costs incurred in connection with the arbitration, except as may otherwise be required by law and except for any attorneys ' fees or costs which are awarded by the Arbitrator pursuant to this Agreement or statute that provides for recovery of such fees and/or costs. AAA's administrative expenses will be borne by the Company. The parties each understand and agree that by using arbitration to resolve any claims between the Company and Executive they are giving up any right that they may have to a judge or jury trial with regard to those claims. The parties acknowledge that they are entering into this Agreement voluntarily and have independently negotiated and agreed upon this procedure.

Section 14. Governing Law. The interpretation, performance, and enforcement of this Agreement will be governed by the internal laws of the State of Washington, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Washington to the rights and duties of the parties.

Section 15. Severability. If any provision of this Agreement or the application thereof is held to be invalid, void, or unenforceable for any reason, the remaining provisions not so declared will be construed so as to comply with the law, and will nevertheless continue in full force and effect without being impaired in any manner whatsoever.

Section 16. Headings. The headings in this Agreement are for reference only and will not affect the interpretation of this Agreement.

Section 17. Prevailing Parties. In the event of any litigation or any other legal proceeding, including arbitration, relating to this Agreement, including, without limitation, any action to interpret or enforce this Agreement, the prevailing party will be entitled to reasonable attorneys' fees and costs incurred in connection with any such proceeding.

Section 18. Intent to be Binding. This Agreement may be executed in any number of counterparts and by facsimile, and each counterpart and/or facsimile constitutes an original instrument, but all such separate counterparts and/or facsimiles constitute one and the same agreement. Neither party to this Agreement will seek to have any term, provision, covenant, or restriction of this Agreement be held invalid.

Section 19. Waiver. The failure of a party to insist; upon strict adherence to any obligation of this Agreement shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver of any provision of this Agreement must be in a written instrument signed and delivered by the party waiving the provision.

Section 20. Entire Agreement. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including, without limitation, the Employment Agreement., any letter of intent, draft agreement, conceptual agreement, or e-mail communication), and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter, This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

Injunctive Relief Damages and Forfeiture. Due to the nature of Executive's prior positions with the Company, and with full realization that a violation of this Agreement will cause the Company immediate and irreparable injury and damage which is not readily measurable, and to protect the Company's interests, Executive understands and agrees that, in addition to instituting legal proceedings to recover damages resulting from a breach of this Agreement, the Company may seek to enforce this Agreement with an action for injunctive relief to cease or prevent any actual or threatened violation of this Agreement by Executive. Similarly, the Company agrees that Executive may seek to enforce this Agreement with any action for injunctive relief to cease or prevent any actual or threatened violation of this Agreement by the Company.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by an authorized representative, and Executive has signed this Agreement in his individual capacity, effective as of the date first written above.
This is a Release. Read Before Signing

LIMITED RIGHT TO REVOKE

Executive may revoke this Agreement at any time within seven days following the execution of the Agreement. Such revocation must be provided in writing and received during the seven day revocation period. To be effective, the revocation must be received by the following:

Chief Executive Officer
WestMountain Gold, Inc.

Each party understands that this Agreement will not become effective or enforceable until the foregoing revocation period has elapsed with no revocation by Executive.

MARK SCOTT, an Individual
/s/ Mark Scott
By: Mark Scott
Dated: November 15, 2013

WESTMOUNTAIN GOLD, INC.
/s/ Gregory Schifrin
By: Gregory Schifrin, CEO
Dated: November 15, 2013